UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

PRESSURE BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	000-21615	04-2652826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue
South Easton, Massachusetts 02375

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (508) 230-1828

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 23, 2014, Pressure BioSciences, Inc., a Massachusetts corporation (“PBIO” or the “Company”), closed a series of warrant reset agreements (the “Warrant Reset Agreements”) with 30 warrant holders (the “Warrant Holders”) in order to re-price their Common Stock Purchase Warrants (the “Warrants”). In consideration for the Warrant Holder exercising their outstanding Warrants by or before December 23, 2014, the Company agreed to reduce the exercise price to $0.25 per Warrant share. In addition, for each Warrant exercised (the “Exercised Warrant”), the Warrant Holder received a new Warrant (the “New Warrant”) to purchase that same number of Warrant Shares as exercised, at an exercise price of $0.40 per share. If the Exercised Warrant terminated on or before December 31, 2015, the date of termination of the New Warrant is December 31, 2015. If the date of termination of the Exercised Warrant was after December 31, 2015, the date of termination of the New Warrant is the same as that of the Exercised Warrant.

As a result of the Warrant Reset Agreements, the Company received $903,000.  The Company has issued New Warrants for 3,612,000 warrant shares, and has requested its transfer agent to issue 3,612,000 shares of restricted Common Stock (the “Exercised Warrant Shares”) to the investors. Neither the Exercised Warrant Shares nor the shares underlying the New Warrants will be registered for sale pursuant to a registration statement.

 The anticipated use of proceeds from this transaction will be for sales and marketing, applications and product development, repayment of debt, general working capital and corporate purposes, and the expenses of the transaction.

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 3.02.

The shares of Common Stock issued in the Financing and the Amendments were offered and sold in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The purchaser represented to the Company that such purchaser is an “accredited investor” as such term is defined under Regulation D.  The Financing did not involve any form of general solicitation or general advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSURE BIOSCIENCES, INC.

Date: December 30, 2014	By:	/s/ Richard T. Schumacher
Richard T. Schumacher
President and Chief Executive Officer